EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS AHEAD OF EXPECTATIONS; PROVIDES INITIAL OUTLOOK FOR FISCAL 2025

•Fourth Quarter and Full Year Revenue Exceeded Expectations, with Fourth Quarter Revenue Up 2% on a Reported Basis and 3% in Constant Currency and Full Year Fiscal 2024 Revenue Up 3% in both Reported and Constant Dollars
•Global Direct-to-Consumer Comparable Store Sales Increased 6% in Both the Fourth Quarter and Full Year, Driven by Continued Brand Elevation with Double-Digit Growth in Average Unit Retail ("AUR") and Full-Price Retail Performance
•Delivered Fourth Quarter Gross and Operating Margin Expansion Above Our Outlook; Reported Full Year Operating Margin at the High End of Our Expectations and Initial Guide at the Start of Fiscal 2024, Resulting in 28% Reported Earnings Per Share Growth and 24% Adjusted EPS Growth
•Introduced Outlook for Fiscal 2025 Net Revenue Growth of Low-Single Digits on Both a Reported and Constant Currency Basis, with Gross and Operating Margin Expansion on Track with Long-Term Next Great Chapter: Accelerate Targets
•Returned a Total of Approximately $600 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock in Fiscal 2024; Board of Directors Approves 10% Dividend Increase
•Company Names Justin Picicci as Chief Financial Officer, Effective May 23, 2024, Following Multi-Year Succession Plan; Jane Nielsen to Remain in Chief Operating Officer Role Through Fiscal 2025

NEW YORK -- (BUSINESS WIRE) -- May 23, 2024 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $1.38 on a reported basis and $1.71 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2024. This compared to earnings per diluted share of $0.48 on a reported basis and $0.90 on an adjusted basis, excluding restructuring-related and other net charges, for the fourth quarter of Fiscal 2023.

"Our brand has always been about inspiring people to live the life of their dreams," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "We marry elegance and style in aspirational worlds — from our recent fashion show featuring elevated classics to the vibrant home line we showcased last month in Milan — our teams around the world are delivering our vision with passion and care."

"Our teams delivered continued progress on our strategic and financial commitments in year two of our Next Great Chapter: Accelerate plan," said Patrice Louvet, President and Chief Executive Officer. "Supported by our increasing brand desirability and multiple engines of growth, this year's performance underscores the strength of our long-term strategy, even as we navigate a highly dynamic global operating environment."

Mr. Louvet continued, "Looking ahead to Fiscal 2025, we are staying on offense by continuing to invest in our brand, our portfolio of iconic core products and our consumer-centric ecosystems in top cities globally. This focus — combined with our culture of operating discipline and the agility and dedication of our passionate teams — will continue to fuel our sustainable growth and value creation into the future."

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Key Achievements in Fourth Quarter and Full Year Fiscal 2024

We delivered the following highlights across our strategic priorities in the fourth quarter and full year Fiscal 2024:

•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer recruitment with 5 million new customers in our direct-to-consumer channels following record-level holiday customer acquisition, supported by low double-digit growth in social media followers and increases in global brand consideration, purchase intent and net promoter score to last year
◦Fueled consumer recruitment and engagement through key brand moments, with fourth quarter investments focused on: our globally-amplified sponsorship of the Australian Open; our second Artist in Residence capsule in collaboration with Navajo artist Naiomi Glasses; Lunar New Year activations across WeChat, Douyin, and Weibo; and iconic celebrity dressing moments including Beyoncé on her new album press tour and Reba McEntire at the Super Bowl
•Drive the Core and Expand for More
◦Delivered solid revenue growth in our Core business, up low single-digits to last year during the post-holiday transition period and high-single digits for the full year in constant currency. We also drove continued momentum in our high-potential categories — including Women's, Outerwear and Home — up mid-single digits to last year in the fourth quarter and high-single digits for the full year in constant currency
◦Product highlights this quarter included: our Polo 67 fragrance launch featuring New York Yankees captain Aaron Judge; our second Artist in Residence capsule, 'Color in Motion'; and Lunar New Year 'Year of the Dragon' collection
◦Increased AUR by 13% across our direct-to-consumer network in the fourth quarter and 11% for the full year, on top of double-digit increases last year, driven by continued elevation of our product offering and favorable geographic and channel mix shifts
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, fourth quarter sales performance was led by Asia, up 1% on a reported basis and 7% in constant currency, with China up high-single digits in reported dollars and low-double digits in constant currency. North America and Europe sales each grew 2% on a reported basis as continued momentum in direct-to-consumer more than offset expected declines in wholesale
◦For the full year, Asia once again led regional performance, increasing 10% on a reported basis and 14% in constant currency, with China delivering more than 25% growth in both reported and constant dollars
◦Continued to expand and scale our key city ecosystems over the past fiscal year, including: new emblematic store openings in Amsterdam and Singapore, our first Ralph Lauren store and digital commerce site in Canada, and our first Ralph's Coffee in Paris, Shenzhen and Dubai

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Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.

Fourth Quarter Fiscal 2024 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2024, revenue increased 2% to $1.6 billion on a reported basis and was up 3% in constant currency. Foreign currency negatively impacted revenue growth by approximately 110 basis points in the fourth quarter. A shift in the timing of this year's Easter holiday benefited revenue growth by 50 basis points in the fourth quarter.

Revenue performance for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Revenue. North America revenue in the fourth quarter increased 2% to $668 million. In retail, comparable store sales in North America increased 3%, with a 6% increase in brick and mortar stores more than offsetting a 4% decrease in digital commerce following stronger holiday performance. North America wholesale revenue decreased 2%, slightly ahead of our expectations as the Company carefully manages sell-in to align with consumer demand in the channel. We continue to evaluate our brand presence on a door-by-door basis, resulting in approximately 20 department store exits completed in the region this fiscal year.

•Europe Revenue. Europe revenue in the fourth quarter increased 2% to $469 million on a reported basis and was up slightly in constant currency. Results included approximately 3 points of negative impact from a timing shift of wholesale shipments earlier in the year to maximize full-price selling. In retail, comparable store sales in Europe accelerated to 12% growth, with a 13% increase in brick and mortar stores and an 11% increase in digital commerce. Europe wholesale revenue decreased 6% to prior year on a reported basis and 8% in constant currency, with stronger re-order trends offset by the previously disclosed timing impacts noted above.

•Asia Revenue. Asia revenue in the fourth quarter increased 1% to $394 million on a reported basis and 7% in constant currency. Comparable store sales in Asia increased 6%, with a 4% increase in our brick and mortar stores and a 19% increase in digital commerce.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2024 was $1.0 billion and gross margin was 66.6%. Adjusted gross margin was also 66.6%, 480 basis points above the prior year. Gross margin expansion was driven by lower freight costs, favorable channel and geographic mix shifts, and AUR growth across all regions. Recent pressure from cotton inflation started to abate late in the fourth quarter as expected based on moderating cotton costs.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2024 were $936 million on a reported basis. On an adjusted basis, operating expenses were $907 million, up 3% to last year. Adjusted operating expense rate was 57.8%, compared to 57.0% in the prior year. The increase was driven by channel and geographic mix shift resulting from stronger growth in the Company's international and direct-to-consumer businesses.

Operating Income. Operating income for the fourth quarter of Fiscal 2024 was $108 million and operating margin was 6.9% on a reported basis. On an adjusted basis, operating income was $137 million and

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operating margin was 8.7%, 380 basis points above the prior year. Operating income for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Operating Income. North America operating income in the fourth quarter was $113 million on both a reported and adjusted basis. Adjusted North America operating margin was 17.0%, up 480 basis points to last year driven by gross margin expansion.

•Europe Operating Income. Europe operating income in the fourth quarter was $112 million on both a reported and adjusted basis. Adjusted Europe operating margin was 23.9%, up 450 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 30 basis points in the fourth quarter.

•Asia Operating Income. Asia operating income in the fourth quarter was $66 million on both a reported and adjusted basis. Adjusted Asia operating margin was 16.8%, up 260 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 10 basis points in the fourth quarter.

Net Income and EPS. Net income in the fourth quarter of Fiscal 2024 was $91 million, or $1.38 per diluted share on a reported basis. On an adjusted basis, net income was $112 million, or $1.71 per diluted share. This compared to net income of $32 million, or $0.48 per diluted share on a reported basis, and net income of $61 million, or $0.90 per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2023.

In the fourth quarter of Fiscal 2024, the Company had an effective tax rate of approximately 19% on a reported basis and 20% on an adjusted basis. This compared to an effective tax rate of approximately 34% on a reported basis and 27% on an adjusted basis in the prior year period. The decline was driven primarily by favorable true-up adjustments, additional foreign tax benefits, and the reduction of certain prior year discrete tax accruals, partially offset by an increase in unfavorable audit reserve accruals as compared to prior year.

Full Year Fiscal 2024 Income Statement Review

Net Revenues. For Fiscal 2024, revenue increased 3% to $6.6 billion on both a reported and constant currency basis. Foreign currency favorably impacted revenue growth by approximately 20 basis points in the period.

•North America Revenue. For Fiscal 2024, North America revenue decreased 2% to $3.0 billion on a reported basis.

•Europe Revenue. For Fiscal 2024, Europe revenue increased 7% to $2.0 billion on a reported basis. In constant currency, revenue increased 3%.

•Asia Revenue. For Fiscal 2024, Asia revenue increased 10% to $1.6 billion on a reported basis. In constant currency, revenue increased 14%.

Gross Profit. Gross profit for Fiscal 2024 was $4.4 billion on a reported basis and gross margin was 66.8%. Adjusted gross margin was also 66.8%, 190 basis points above the prior year. Foreign currency negatively impacted gross margin by 20 basis points in Fiscal 2024.

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Operating Expenses. For Fiscal 2024, operating expenses were $3.7 billion on a reported basis, including $75 million in restructuring-related and other net charges. Adjusted operating expenses were $3.6 billion, up 6% to last year. Adjusted operating expense rate was 54.3%, 140 basis points above the prior year.

Operating Income. Operating income for Fiscal 2024 was $756 million and operating margin was 11.4% on a reported basis. On an adjusted basis, operating income was $826 million and operating margin was 12.5%, 50 basis points above the prior year. Operating income for the Company's reportable segments in Fiscal 2024 compared to the prior year was as follows:

•North America Operating Income. North America operating income in Fiscal 2024 was $554 million and operating margin was 18.8% on a reported basis. On adjusted basis, North America operating income in Fiscal 2024 was $549 million and operating margin was 18.6%, 10 basis points below last year.

•Europe Operating Income. Europe operating income in Fiscal 2024 was $465 million and operating margin was 23.6% on both a reported and adjusted basis. Adjusted Europe operating margin in Fiscal 2024 was 150 basis points above last year. Foreign currency favorably impacted adjusted operating margin rate by 20 basis points in the fourth quarter.

•Asia Operating Income. Asia operating income in Fiscal 2024 was $336 million and operating margin was 21.4% on both a reported and adjusted basis. Adjusted Asia operating margin in Fiscal 2024 was 110 basis points above last year. Foreign currency negatively impacted adjusted operating margin rate by 20 basis points in the fourth quarter.

Net Income and EPS. In Fiscal 2024, net income was $646 million, or $9.71 per diluted share on a reported basis. On an adjusted basis, net income was $686 million, or $10.31 per diluted share. This compared to net income of $523 million, or $7.58 per diluted share on a reported basis, and net income of $576 million, or $8.34 per diluted share on an adjusted basis for Fiscal 2023.

For Fiscal 2024, the Company had an effective tax rate of 17% on a reported basis and 19% on an adjusted basis. This compared to both a reported and adjusted effective tax rate of 24% for Fiscal 2023.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2024 with $1.8 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.6 billion and $1.1 billion, respectively, at the end of Fiscal 2023. Inventory at the end of Fiscal 2024 was $902 million, down 16% compared to the prior year period.

The Company repurchased approximately $121 million of Class A Common Stock in the fourth quarter and approximately $398 million of Class A Common Stock during the full year Fiscal 2024. At the end of Fiscal 2024, the Company had approximately $776 million remaining under its total share repurchase authorization, with future repurchases subject to overall business and market conditions.

The Company had $165 million in capital expenditures in Fiscal 2024, compared to $217 million in the prior year period. The decline was primarily due to a lower number of total new store openings in Fiscal 2024 compared to Fiscal 2023, along with the timing of certain new store openings and renovations that were shifted into Fiscal 2025.

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Ralph Lauren Names Justin Picicci as Chief Financial Officer

In a separate release today, Justin Picicci was named Chief Financial Officer ("CFO"), effective May 23, 2024. Mr. Picicci has a successful 18-year track record at Ralph Lauren with progressive responsibilities spanning Commercial and Corporate Finance functions in Asia and North America, most recently serving as Enterprise Chief Financial Officer. His appointment was part of a multi-year strategic succession plan to enable a seamless transition. Jane Nielsen, who joined the Company as CFO in 2016 and has served as CFO and Chief Operating Officer ("COO") since 2019, will remain the Company’s COO, continuing to lead key operational and strategy functions through March 2025.

For more information, visit https://investor.ralphlauren.com/news-releases or
https://corporate.ralphlauren.com/newsroom.

Dividend Increase

The Company also announced that its Board of Directors declared a 10% increase in the regular quarterly cash dividend on the Company's Common Stock. The new quarterly cash dividend is $0.825 per share for a total annual dividend amount of $3.30 per share. The next quarterly dividend will be paid on July 12, 2024 to shareholders of record at the close of business on June 28, 2024.

Full Year Fiscal 2025 and First Quarter Outlook

The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, other consumer spending-related headwinds and foreign currency volatility, among others. The full year Fiscal 2025 and first quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2025, the Company expects revenues to increase low-single digits to last year on a constant currency basis, centering on about 2% to 3%. Based on current exchange rates, foreign currency is expected to negatively impact revenue growth by approximately 90 basis points in Fiscal 2025.

The Company expects operating margin for Fiscal 2025 to expand approximately 100 to 120 basis points in constant currency, driven by gross margin expansion and operating expense leverage. Gross margin is expected to increase about 50 to 100 basis points in constant currency, with AUR growth, reduced cotton costs and favorable geographic and channel mix shift more than offsetting incremental product costs from materials and labor and freight costs related to Red Sea disruptions. Foreign currency is expected to negatively impact gross and operating margins by approximately 30 basis points in Fiscal 2025.

For the first quarter, the Company expects revenues to be up slightly to last year on a constant currency basis. On a reported basis, including approximately 160 basis points of negative foreign currency impact, revenues are expected to be down slightly to prior year. The revenue outlook includes approximately 50 basis points of negative impact from the earlier timing of Easter, which benefited our fourth quarter of Fiscal 2024.

Operating margin for the first quarter is expected to expand approximately 60 to 80 basis points in constant currency, driven by stronger gross margins. Gross margin expansion of approximately 140 to 180 basis points is expected to be driven by lower cotton costs and continued AUR growth partially offset by

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an increase in other product costs. Foreign currency is expected to have roughly 40 basis points of negative impact on both gross and operating margins in the first quarter.

The full year Fiscal 2025 tax rate is expected to be in the range of 23% to 24%, assuming a continuation of current tax laws. First quarter of Fiscal 2025 tax rate is expected to be about 24% to 25%.

The Company is planning capital expenditures for Fiscal 2025 of approximately $300 million to $325 million.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 23, 2024, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2024 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, May 23, 2024 through 6:00 P.M. Eastern, Thursday, May 30, 2024 by dialing 203-369-3269 or 800-391-9853 and entering passcode 3695.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, our ability to meet citizenship and sustainability goals, and the senior management of the Company. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause

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actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the Russia-Ukraine and Israel-Hamas wars, militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries, rising interest rates, and bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from the recent Red Sea crisis and/or disruptions to major waterways such as the Suez and Panama canals; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change and our human capital and supply chain; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost

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reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	March 30, 2024	April 1, 2023
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,662.2	$1,529.3
Short-term investments	121.0	36.4
Accounts receivable, net of allowances	446.5	447.7
Inventories	902.2	1,071.3
Income tax receivable	56.0	50.7
Prepaid expenses and other current assets	171.9	188.7
Total current assets	3,359.8	3,324.1
Property and equipment, net	850.4	955.5
Operating lease right-of-use assets	1,014.6	1,134.0
Deferred tax assets	288.3	255.1
Goodwill	888.1	898.9
Intangible assets, net	75.7	88.9
Other non-current assets	125.7	133.0
Total assets	$6,602.6	$6,789.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$332.2	$371.6
Current income tax payable	79.8	59.7
Current operating lease liabilities	245.5	266.7
Accrued expenses and other current liabilities	809.7	795.5
Total current liabilities	1,467.2	1,493.5
Long-term debt	1,140.5	1,138.5
Long-term finance lease liabilities	256.1	315.3
Long-term operating lease liabilities	1,014.0	1,141.1
Non-current income tax payable	42.2	75.9
Non-current liability for unrecognized tax benefits	118.7	93.8
Other non-current liabilities	113.6	100.9
Total liabilities	4,152.3	4,359.0
Equity:
Common stock	1.3	1.3
Additional paid-in-capital	2,923.8	2,824.3
Retained earnings	7,051.6	6,598.2
Treasury stock, Class A, at cost	(7,250.3)	(6,797.3)
Accumulated other comprehensive loss	(276.1)	(196.0)
Total equity	2,450.3	2,430.5
Total liabilities and equity	$6,602.6	$6,789.5

Net Cash & Short-term Investments(a)	$642.7	$427.2
Cash & Short-term Investments	1,783.2	1,565.7

(a)     Calculated as cash and cash equivalents, plus short-term investments, less total debt.

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
	(millions, except per share data)
Net revenues	$1,567.9	$1,540.8	$6,631.4	$6,443.6
Cost of goods sold	(524.2)	(590.2)	(2,199.6)	(2,277.8)
Gross profit	1,043.7	950.6	4,431.8	4,165.8
Selling, general, and administrative expenses	(906.6)	(878.2)	(3,600.5)	(3,408.9)
Impairment of assets	—	(9.5)	—	(9.7)
Restructuring and other charges, net	(29.3)	(22.7)	(74.9)	(43.0)
Total other operating expenses, net	(935.9)	(910.4)	(3,675.4)	(3,461.6)
Operating income	107.8	40.2	756.4	704.2
Interest expense	(11.6)	(7.1)	(42.2)	(40.4)
Interest income	20.8	13.4	73.0	32.2
Other income (expense), net	(5.5)	2.7	(9.8)	(4.1)
Income before income taxes	111.5	49.2	777.4	691.9
Income tax provision	(20.8)	(16.9)	(131.1)	(169.2)
Net income	$90.7	$32.3	$646.3	$522.7
Net income per common share:
Basic	$1.41	$0.49	$9.91	$7.72
Diluted	$1.38	$0.48	$9.71	$7.58
Weighted-average common shares outstanding:
Basic	64.3	66.4	65.2	67.7
Diluted	65.5	67.8	66.5	69.0
Dividends declared per share	$0.75	$0.75	$3.00	$3.00

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Twelve Months Ended
	March 30, 2024	April 1, 2023
	(millions)
Cash flows from operating activities:
Net income	$646.3	$522.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	229.0	220.5
Deferred income tax expense (benefit)	(41.1)	3.9
Stock-based compensation expense	99.5	75.5
Impairment of assets	—	9.7
Bad debt expense	7.3	2.3
Other non-cash charges	13.7	1.0
Changes in operating assets and liabilities:
Accounts receivable	(15.3)	(52.6)
Inventories	149.1	(106.2)
Prepaid expenses and other current assets	16.1	(19.9)
Accounts payable and accrued liabilities	15.6	(225.0)
Income tax receivables and payables	(18.5)	5.7
Operating lease right-of-use assets and liabilities, net	(36.3)	(17.5)
Other balance sheet changes	4.3	(9.1)
Net cash provided by operating activities	1,069.7	411.0
Cash flows from investing activities:
Capital expenditures	(164.8)	(217.5)
Purchases of investments	(392.8)	(598.6)
Proceeds from sales and maturities of investments	304.3	1,293.4
Other investing activities	(3.5)	(5.8)
Net cash provided by (used in) investing activities	(256.8)	471.5
Cash flows from financing activities:
Repayments of long-term debt	—	(500.0)
Payments of finance lease obligations	(21.3)	(21.9)
Payments of dividends	(194.6)	(198.3)
Repurchases of common stock, including shares surrendered for tax withholdings	(449.7)	(488.6)
Net cash used in financing activities	(665.6)	(1,208.8)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(13.6)	(8.8)
Net increase (decrease) in cash, cash equivalents, and restricted cash	133.7	(335.1)
Cash, cash equivalents, and restricted cash at beginning of period	1,536.9	1,872.0
Cash, cash equivalents, and restricted cash at end of period	$1,670.6	$1,536.9

12

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
	(millions)
Net revenues:
North America	$667.7	$655.6	$2,950.5	$3,020.5
Europe	469.2	460.8	1,968.0	1,839.2
Asia	394.3	390.0	1,566.6	1,426.7
Other non-reportable segments	36.7	34.4	146.3	157.2
Total net revenues	$1,567.9	$1,540.8	$6,631.4	$6,443.6

Operating income:
North America	$113.5	$68.4	$553.6	$543.2
Europe	111.9	89.1	464.9	406.5
Asia	66.0	55.4	335.9	289.6
Other non-reportable segments	31.6	32.3	128.9	146.4
	323.0	245.2	1,483.3	1,385.7
Unallocated corporate expenses	(185.9)	(182.3)	(652.0)	(638.5)
Unallocated restructuring and other charges, net	(29.3)	(22.7)	(74.9)	(43.0)
Total operating income	$107.8	$40.2	$756.4	$704.2

13

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	March 30, 2024
	Three Months Ended	Twelve Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	(4%)	—%
Brick and mortar	6%	3%
Total North America	3%	2%

Europe:
Digital commerce	11%	11%
Brick and mortar	13%	7%
Total Europe	12%	8%

Asia:
Digital commerce	19%	19%
Brick and mortar	4%	10%
Total Asia	6%	10%

Total Ralph Lauren Corporation	6%	6%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	March 30, 2024	April 1, 2023	As Reported	Constant Currency
	(millions)
North America	$667.7	$655.6	1.8%	1.8%
Europe	469.2	460.8	1.8%	0.5%
Asia	394.3	390.0	1.1%	7.3%
Other non-reportable segments	36.7	34.4	6.8%	6.8%
Net revenues	$1,567.9	$1,540.8	1.8%	2.9%

	Twelve Months Ended		% Change
	March 30, 2024	April 1, 2023	As Reported	Constant Currency
	(millions)
North America	$2,950.5	$3,020.5	(2.3%)	(2.2%)
Europe	1,968.0	1,839.2	7.0%	3.2%
Asia	1,566.6	1,426.7	9.8%	13.7%
Other non-reportable segments	146.3	157.2	(6.9%)	(6.9%)
Net revenues	$6,631.4	$6,443.6	2.9%	2.7%

14

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	March 30, 2024					April 1, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$374.0	$208.9	$368.2	$—	$951.1	$357.3	$182.8	$358.5	$—	$898.6
Wholesale	293.7	260.3	26.1	—	580.1	298.3	278.0	31.5	—	607.8
Licensing	—	—	—	36.7	36.7	—	—	—	34.4	34.4
Net revenues	$667.7	$469.2	$394.3	$36.7	$1,567.9	$655.6	$460.8	$390.0	$34.4	$1,540.8

	Twelve Months Ended
	March 30, 2024					April 1, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,915.9	$971.3	$1,463.8	$—	$4,351.0	$1,872.6	$858.4	$1,322.1	$—	$4,053.1
Wholesale	1,034.6	996.7	102.8	—	2,134.1	1,147.9	980.8	104.6	—	2,233.3
Licensing	—	—	—	146.3	146.3	—	—	—	157.2	157.2
Net revenues	$2,950.5	$1,968.0	$1,566.6	$146.3	$6,631.4	$3,020.5	$1,839.2	$1,426.7	$157.2	$6,443.6

15

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	March 30, 2024	April 1, 2023
North America
Ralph Lauren Stores	50	48
Outlet Stores	180	189
Total Directly Operated Stores	230	237
Concessions	1	1

Europe
Ralph Lauren Stores	44	43
Outlet Stores	59	61
Total Directly Operated Stores	103	104
Concessions	27	29

Asia
Ralph Lauren Stores	138	118
Outlet Stores	93	94
Total Directly Operated Stores	231	212
Concessions	671	692

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	232	209
Outlet Stores	332	344
Total Directly Operated Stores	564	553
Concessions	699	722

Global Licensed Stores
Total Licensed Stores	195	182

16

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 30, 2024
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,567.9	$—	$1,567.9	$18.0	$1,585.9
Gross profit	1,043.7	—	1,043.7	17.1	1,060.8
Gross profit margin	66.6%		66.6%		66.9%
Total other operating expenses, net	(935.9)	29.2	(906.7)	(11.7)	(918.4)
Operating expense margin	59.7%		57.8%		57.9%
Operating income	107.8	29.2	137.0	5.4	142.4
Operating margin	6.9%		8.7%		9.0%
Income before income taxes	111.5	29.2	140.7
Income tax provision	(20.8)	(8.1)	(28.9)
Effective tax rate	18.7%		20.5%
Net income	$90.7	$21.1	$111.8
Net income per diluted common share	$1.38	$0.33	$1.71

SEGMENT INFORMATION
REVENUE:
North America	$667.7	$—	$667.7	$(0.1)	$667.6
Europe	469.2	—	469.2	(6.1)	463.1
Asia	394.3	—	394.3	24.2	418.5
Other non-reportable segments	36.7	—	36.7	—	36.7
Total revenue	$1,567.9	$—	$1,567.9	$18.0	$1,585.9

OPERATING INCOME:
North America	$113.5	$—	$113.5
Operating margin	17.0%		17.0%
Europe	111.9	(0.1)	111.8
Operating margin	23.9%		23.9%
Asia	66.0	—	66.0
Operating margin	16.8%		16.8%
Other non-reportable segments	31.6	—	31.6
Operating margin	85.8%		85.8%
Unallocated corporate expenses and restructuring & other charges, net	(215.2)	29.3	(185.9)
Total operating income	$107.8	$29.2	$137.0

17

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	March 30, 2024
	As Reported	Total Adjustments(a)(c)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$6,631.4	$—	$6,631.4	$(12.4)	$6,619.0
Gross profit	4,431.8	(4.5)	4,427.3	4.9	4,432.2
Gross profit margin	66.8%		66.8%		67.0%
Total other operating expenses, net	(3,675.4)	74.4	(3,601.0)	(11.4)	(3,612.4)
Operating expense margin	55.4%		54.3%		54.6%
Operating income	756.4	69.9	826.3	(6.5)	819.8
Operating margin	11.4%		12.5%		12.4%
Income before income taxes	777.4	69.9	847.3
Income tax provision	(131.1)	(30.4)	(161.5)
Effective tax rate	16.9%		19.1%
Net income	$646.3	$39.5	$685.8
Net income per diluted common share	$9.71	$0.60	$10.31

SEGMENT INFORMATION
REVENUE:
North America	$2,950.5	$—	$2,950.5	$2.2	$2,952.7
Europe	1,968.0	—	1,968.0	(69.6)	1,898.4
Asia	1,566.6	—	1,566.6	55.0	1,621.6
Other non-reportable segments	146.3	—	146.3	—	146.3
Total revenue	$6,631.4	$—	$6,631.4	$(12.4)	$6,619.0

OPERATING INCOME:
North America	$553.6	$(4.7)	$548.9
Operating margin	18.8%		18.6%
Europe	464.9	(0.3)	464.6
Operating margin	23.6%		23.6%
Asia	335.9	—	335.9
Operating margin	21.4%		21.4%
Other non-reportable segments	128.9	—	128.9
Operating margin	88.1%		88.1%
Unallocated corporate expenses and restructuring & other charges, net	(726.9)	74.9	(652.0)
Total operating income	$756.4	$69.9	$826.3

18

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	April 1, 2023
	As Reported	Total Adjustments(a)(d)	As Adjusted (Reported $)
	(millions, except per share data)
Net revenues	$1,540.8	$—	$1,540.8
Gross profit	950.6	2.2	952.8
Gross profit margin	61.7%		61.8%
Total other operating expenses, net	(910.4)	32.5	(877.9)
Operating expense margin	59.1%		57.0%
Operating income	40.2	34.7	74.9
Operating margin	2.6%		4.9%
Income before income taxes	49.2	34.7	83.9
Income tax provision	(16.9)	(6.1)	(23.0)
Effective tax rate	34.3%		27.3%
Net income	$32.3	$28.6	$60.9
Net income per diluted common share	$0.48	$0.42	$0.90

SEGMENT INFORMATION
REVENUE:
North America	$655.6	$—	$655.6
Europe	460.8	—	460.8
Asia	390.0	—	390.0
Other non-reportable segments	34.4	—	34.4
Total revenue	$1,540.8	$—	$1,540.8

OPERATING INCOME:
North America	$68.4	$11.7	$80.1
Operating margin	10.4%		12.2%
Europe	89.1	0.3	89.4
Operating margin	19.3%		19.4%
Asia	55.4	—	55.4
Operating margin	14.2%		14.2%
Other non-reportable segments	32.3	—	32.3
Operating margin	93.9%		93.9%
Unallocated corporate expenses and restructuring & other charges, net	(205.0)	22.7	(182.3)
Total operating income	$40.2	$34.7	$74.9

19

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	April 1, 2023
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$6,443.6	$—	$6,443.6
Gross profit	4,165.8	15.4	4,181.2
Gross profit margin	64.6%		64.9%
Total other operating expenses, net	(3,461.6)	50.6	(3,411.0)
Operating expense margin	53.7%		52.9%
Operating income	704.2	66.0	770.2
Operating margin	10.9%		12.0%
Income before income taxes	691.9	66.0	757.9
Income tax provision	(169.2)	(13.1)	(182.3)
Effective tax rate	24.5%		24.0%
Net income	$522.7	$52.9	$575.6
Net income per diluted common share	$7.58	$0.76	$8.34

SEGMENT INFORMATION
REVENUE:
North America	$3,020.5	$—	$3,020.5
Europe	1,839.2	—	1,839.2
Asia	1,426.7	—	1,426.7
Other non-reportable segments	157.2	—	157.2
Total revenue	$6,443.6	$—	$6,443.6

OPERATING INCOME:
North America	$543.2	$21.9	$565.1
Operating margin	18.0%		18.7%
Europe	406.5	0.8	407.3
Operating margin	22.1%		22.1%
Asia	289.6	—	289.6
Operating margin	20.3%		20.3%
Other non-reportable segments	146.4	—	146.4
Operating margin	93.1%		93.1%
Unallocated corporate expenses and restructuring & other charges, net	(681.5)	43.3	(638.2)
Total operating income	$704.2	$66.0	$770.2

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RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended March 30, 2024 include (i) charges of $17.5 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) a $7.0 million charitable donation expense related to consideration received from Regent, L.P. ("Regent") in connection with the Company's previously sold Club Monaco business; (iii) other charges of $4.8 million, comprised of $2.7 million related to the Next Generation Transformation project and $2.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (iv) benefit of $0.1 million related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $1.3 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(c)Adjustments for the twelve months ended March 30, 2024 include (i) charges of $55.8 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $19.1 million, comprised of $14.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired and $5.1 million related to the Next Generation Transformation project; (iii) a $7.0 million charitable donation expense related to consideration received from Regent in connection with the Company's previously sold Club Monaco business; (iv) income of $7.0 million related to the beforementioned consideration received from Regent; (v) non-routine inventory benefits of $4.5 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals and the COVID-19 pandemic; and (vi) benefit of $0.5 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $13.1 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(d)Adjustments for the three months ended April 1, 2023 include (i) charges of $13.3 million recorded in connection with the Company's restructuring activities; (ii) additional impairment of assets of $9.5 million related to a certain previously exited real estate location for which the related lease agreement had not yet expired; (iii) other charges of $6.2 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iv) a $3.5 million charitable donation expense related to related to consideration received from Regent in connection with the Company's previously sold Club Monaco business; (v) non-routine inventory charges of $1.9 million largely recorded in connection with the Russia-Ukraine war and delays in U.S. customs shipment reviews and approvals; and (vi) expense of $0.3 million related to Russia-related bad debt reserve adjustments.

21

(e)Adjustments for the twelve months ended April 1, 2023 include (i) other charges of $23.8 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) charges of $19.7 million recorded in connection with the Company's restructuring activities; (iii) non-routine inventory charges of $15.1 million largely recorded in connection with the Russia-Ukraine war and delays in U.S. customs shipment reviews and approvals; (iv) additional impairment of assets of $9.5 million related to a certain previously exited real estate location for which the related lease agreement had not yet expired; (v) a $3.5 million charitable donation expense related to consideration received from Regent in connection with the Company's previously sold Club Monaco business; (vi) income of $3.5 million related to the beforementioned consideration received from Regent; and (v) benefit of $2.1 million related to Russia-related bad debt reserve adjustments.

NON-U.S. GAAP FINANCIAL MEASURES

Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

22

Additionally, the Company's full year Fiscal 2025 and first quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com

23